Exhibit 10.12

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is dated as of March         , 2017 (the “Effective Date”) and made between NWP Building 32 LLC (“Landlord”) and Avedro, Inc. (“Tenant”).

BACKGROUND

A. Landlord and Tenant entered into a lease dated November 4, 2016 (the “Lease”) for approximately 7,239 rentable square feet on the second floor (the “Original Premises”) of the building (the “Building”) known as 30 North Avenue, Burlington, Massachusetts.

B. Tenant desires, and Landlord has agreed, to now enlarge the Original Premises by the inclusion of approximately 5,833 rentable square feet on the second floor of the Building, in the area shown in gray on Exhibit A attached hereto (the “Additional Premises”).

C. The parties now desire to amend the Lease to commemorate the inclusion of the Additional Premises and to make certain changes to the Lease in implementation of such expansion.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. The recitals set forth above are incorporated into and made a part of this Amendment. All undefined capitalized terms used herein shall have the same meaning given to such terms in the Lease.

2. The Original Premises are enlarged by the inclusion of the Additional Premises, as shown on the plan attached hereto as Exhibit A, for a term commencing as of the Effective Date and running co-terminously with the current term of the Lease, expiring on February 28, 2023. The Additional Premises are leased to Tenant in “as-is” condition, without any obligation on the part of Landlord to prepare the Additional Premises for Tenant’s use and without any representations or warranties by Landlord as to the condition of the Additional Premises (the parties agreeing that all portions of the Lease relating to “Landlord’s Work”, including but not limited to Section 3.1 and Exhibits C and C-1, shall not apply to the Additional Premises). Tenant shall be responsible, at Tenant’s expense, for any and all work that is necessary or desirable by Tenant to prepare the Additional Premises for Tenant’s use, with such work to be done in accordance with all of the terms and conditions of the Lease, including but not limited to Section 6.2.5 thereof. As of the Effective Date, all references in the Lease to the Premises (including but not limited to those in Article 5) shall mean the Original Premises and the Additional Premises collectively.

3. In implementation of the inclusion of the Additional Premises, Section 1.1 of the Lease, the Reference Data, is amended as follows, as of the Effective Date:

A.	The definition of the “Rentable Floor Area of Premises” is deleted and the following is substituted in its place: “Approximately I 3,072 rentable square feet (subject to Section 2.1).”

B.	The percentage stated in the definition of the “Tenant’s Percentage” is deleted and “21.78%” is substituted in its place.

4. As of the Effective Date, the rent schedule for the Annual Fixed Rent Rate for the entire Premises (i.e. the Original Premises and Additional Premises) is as follows:

Effective Date – February 28, 2018:	$156,864.00
March 1, 2018 – February 28, 2019:	$163,404.00
March 1, 2019 – February 29, 2020:	$169,932.00
March 1, 2020 – February 28, 2021:	$176,472.00
March 1, 2021 – February 28, 2022:	$183,012.00
March 1, 2022 – February 28, 2023:	$189,540.00

5. As of the Effective Date, the rent schedule for the Monthly Fixed Rent Rate for the entire Premises (i.e. the Original Premises and Additional Premises) is as follows:

Effective Date – February 28, 2018:	$13,072.00
March 1, 2018 – February 28, 2019:	$13,617.00
March 1, 20.19 – February 29, 2020:	$14,161.00
March I, 2020 – February 28, 2021:	$14,706.00
March I, 2021 – February 28, 2022:	$15,251.00
March I, 2022 – February 28, 2023:	$15,795.00

6. As of the Effective Date, Exhibit A to the Lease is hereby deleted, and Exhibit A attached hereto is substituted in its place.

7. As of the Effective Date, the third paragraph of Section 2.1 of the Lease is deleted and the following is substituted therefor: “Tenant shall be permitted to use up to 47 parking spaces in the parking area serving the Building “.

8. In connection with the addition of the Additional Premises, the Letter of Credit required under Section 4.4 of the Lease shall be increased. Accordingly, as of the Effective Date, the Letter of Credit Amount specified in Section 1.1 of the Lease is increased from $50,652.00 to $63,290.00. Further, the figure $25,326.00, referenced twice in the second subparagraph (b) of Section 4.4 (regarding the one-time right to reduce the Letter of Credit Amount) is increased to $31,645.00 (i.e. in the event that the Letter of Credit Amount is reduced pursuant to the terms of that provision, it will be reduced to $31,645.00). Tenant shall, together with its delivery of a signed original of this Amendment, deliver to Landlord an amended Letter of Credit, or a Substitute Letter of Credit, as applicable, in the revised Letter of Credit Amount specified in this Paragraph 8.

9. The parties confirm that the terms of paragraph 5 of Section 2.1 of the Lease (regarding the Common Area Work) shall apply to the entirety of the Premises as increased herein (i.e. the Original Premises and Additional Premises), provided that the parenthetical statement “(it being agreed any such relocation of demising walls will occur prior to the Commencement Date)” in the first sentence of paragraph 5 of Section 2.1 shall not be applicable in connection with the Additional Premises (i.e. such time limitation shall not apply to Common Area Work in the Additional Premises).

10. Effective as of the date hereof, Section 2.1 of the Lease is amended by adding the following paragraph:

“Landlord reserves the right, at its own cost and expense, to require Tenant, upon ninety (90) days’ written notice, to relocate the Additional Premises elsewhere in the Building or the Park, to an area of substantially equivalent size and at least of the equivalent quality, and with substantially similar improvements as are in the Additional Premises, as designated by Landlord (provided that the Annual Fixed Rent Rate and Monthly Fixed Rent Rate shall remain unchanged). If Landlord shall exercise such right to relocate Tenant, Landlord shall pay for all of Tenant’s reasonable relocation costs. In the event that Tenant should in the future lease additional space from Landlord under the Lease such that the Premises shall consist of 40,000 or more rentable square feet in the Building, then the relocation right contained in this paragraph shall be null and void.”

11. The prior tenant of the Additional Premises (the “Prior Tenant”) is conveying to Tenant certain furniture and other personal property located in the Additional Premises (the “Conveyed Items”) pursuant to a separate agreement between those parties. Tenant acknowledges and agrees that the Conveyed Items are considered as Tenant’s personal property for all purposes under the Lease, including but not limited to the yield-up requirements under Section 6.1.9. Further, Tenant acknowledges and agrees that all computer and telecommunications wiring installed by the Prior Tenant are hereby deemed to have been installed by Tenant and subject to all of the terms and conditions of the Lease, including but not limited to the yield-up requirements of Section 6.1.9. Landlord acknowledges and agrees that, other than the computer and telecommunications wiring referenced in the prior sentence, Tenant shall have no obligation to remove any alterations made in the Additional Premises by the Prior Tenant.

12. Tenant represents to Landlord it has dealt with no broker in connection with this Amendment other than Transwestern RBJ (the “Broker”), and in the event of any claims for commissions against Landlord by any other brokers predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold harmless Landlord against any such claims. Landlord shall pay a commission to the Broker in connection with this Amendment pursuant to the terms of a separate agreement.

13. Each of Landlord and Tenant represents that the person executing this Amendment is duly authorized to execute and deliver this Amendment on behalf of said company, trust, corporation and/or limited liability company.

14. This Amendment contains the entire agreement of the parties regarding the subject matter hereof. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among them, relating to this subject matter, other than as set forth herein.

15. This Amendment shall not be valid and binding until executed and delivered by Landlord, and may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. Any facsimile or other electronic transmittal of original signature versions of this Amendment shall be considered to have the same legal effect as execution and delivery of the original document and shall be treated in all manner and respects as the original document.

16. As amended hereby, the Lease is ratified and confirmed in all respects and shall continue in full force and effect, and from and after the date of this Amendment all references to the “Lease” shall mean the Lease, as amended by this Amendment.

Signatures appear on the following page

Executed as a Massachusetts instrument under seal as of the date first written above.

LANDLORD: NWP BUILDING 32 LLC a Massachusetts limited liability company By: MTP Limited Partnership, a Massachusetts limited partnership, its Manager By: Middlesex Turnpike Corp., a Massachusetts
Its General Partner

By:	/s/ Peter Nordblow
Print Name: Peter Nordblow Print Title: President

TENANT:

AVEDRO, INC. a Delaware corporation

By:	/s/ Reza Zadno
Print Name: Reza Zadno Print Title: CEO

EXHIBIT A

Plan Showing the Premises